NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 20, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on May 2, 2016; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on May 2, 2016. Each share of Intelsat S.A. Series A mandatory convertible junior non-voting preferred shares will automatically convert into 2.7778 shares of Intelsat S.A. Common Stock, based on the average closing share price of Intelsat S.A. Common Stock over the 40 consecutive trading days ending on April 27, 2016, in accordance with the terms of the Intelsat S.A. Series A mandatory convertible junior non-voting preferred shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 2, 2016.